Exhibit (p)(2)

Code of Ethics for Access Persons

Nomura Asset Management Co., Ltd.

As an investment adviser to U.S. registered investment companies (the “Funds”), and other clients, including those who have contracted with Nomura Asset Management U.S.A. Inc. (“NAM-USA clients”) (the “Funds” and “NAM-USA clients,” together with all other clients, are collectively referred to as “clients”), Nomura Asset Management Co., Ltd. (“NAM”) has an obligation to implement and maintain a meaningful Code of Ethics governing the personal securities trading activities of its directors and employees.

This Code of Ethics (the “Code”), adopted pursuant to Rule 17(j)-1 under the Investment Company Act of 1940, and to Rule 204A-1 under the Investment Advisers Act of 1940, applies to all Access Persons (defined below) of NAM.

Note that this is a multi-document Code consisting of this document entitled Code of Ethics for Access Persons, and Chapter 1 of NAM’s Compliance Manual. Chapter 1 of the Compliance Manual sets forth standards of conduct that must be adhered to by all of NAM’s directors and employees.

The Code is designed to prevent directors and employees who have access to information concerning NAM-USA clients’ securities holdings and transactions from using that information for their personal benefit.

In addition, the Code prohibits any Access Person from purchasing or selling a security for his or her personal account if he or she knows or should know that NAM-USA clients are purchasing or selling, or considering purchasing or selling, such security.

NAM recognizes that the Code inevitably restricts Access Persons from executing certain personal securities transactions, but this is a necessary consequence of meeting the firm’s fiduciary obligations to its clients.

Section 1: Definitions

1. “Access Person”:

Means any director of NAM (excluding nonexecutive directors) and any employee of NAM who, in connection with his or her regular functions or duties, participates in investment decisions or trades for NAM-USA clients, or has access to nonpublic information regarding NAM-USA clients’ securities holdings and/or transactions. If and when an employee of a controlling company of NAM obtains information as described in the definition of Access Person, such person will be considered an Access Person under this Code. For the purpose of this Code, a “controlling company of NAM” does not include Nomura Asset Management U.S.A. Inc., Nomura Asset Management U.K. Limited, Nomura Asset Management Singapore Limited and Nomura Asset Management Hong Kong Limited.

2. “Investment Personnel”:

Means any Access Person who, in connection with his or her regular functions or duties, makes investment decisions or trades securities for NAM-USA clients. This includes research analysts. If and when an employee of a controlling company of NAM who, in connection with his or her regular functions or duties, engages in the same duties as described in the definition of Investment Personnel, such person will be considered Investment Personnel under the Code.

3. “Securities”:

Includes equities, bonds (includes US Treasuries and US Government agency bonds), bonds with warrants, bonds with options, warrants, options, investment trusts (includes SEC registered funds), commercial papers, etc.

4. “Equity-related Securities”:

Includes equities, convertible bonds, bonds with warrants, bonds with options, warrants, options etc., but excludes open end investment trust.

5. “Pending Buy or Sell Order for NAM-USA clients”:

Means securities for which a decision of an order to purchase or sell for a NAM-USA client has been made and instructed by the Portfolio Manager to the Trading Department or securities for which instruction is planned to be made by the Portfolio Manager.

6. “Personal Securities Transactions”:

Means an Access Person’s purchases or sales of securities, including investments in an Initial Public Offering (“IPO”) or a private placement. For purposes of this Code, the term “Personal Securities Transactions” includes transactions for accounts of immediate family members that live in the Access Person’s household, but excludes purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

Section 2: General Fiduciary Principles

The fundamental principles underlying the Code are as follows:

1.	The duty at all times to place the interests of NAM’s clients first;

2.	The requirement that all Personal Securities Transactions be conducted in a manner consistent with this Code and to avoid any actual or potential conflicts of interest or any abuse of an employee’s position of trust and responsibility; and

3.	Access Persons should not take inappropriate advantage of their position with NAM.

Section 3: Prohibited Transactions

1.	An Access Person may not engage in transactions on margin, futures, options or warrant. Trading in incentive warrants and stock options is permitted.

2.	An Access Person may not acquire beneficial ownership in an Equity- related Security through a public offering.

3.	An Access Person may not purchase and sell the same (or equivalent) Equity-related Security within six months in which he or she has acquired beneficial ownership.

4.	Investment Personnel may not execute a Personal Securities Transaction within seven (7) calendar days before or after the same Equity-related Security has been traded for a NAM-USA client. However, when a pending buy or sell order for an Equity-related Security is withdrawn for NAM-USA clients, approval may be granted.

Section 4: Pre-clearance Requirements

1.	An Access Person must obtain approval from NAM’s Legal & Compliance Department and the Head of his or her Department prior to executing Personal Securities Transactions in any private placement or Equity-related Security.

2.	Once granted, pre-clearance is effective for five (5) business days including the day approval is given by the Legal & Compliance Department. However, for Investment Personnel, pre-clearance is effective only for one (1) business day.

3.	With respect to NAM’s automatic investment plans, the following actions require pre-clearance.

•	NAM’s employee stock ownership plan: opening a new account, changing an investment amount, suspending or resuming investments, and actions related to the firm’s temporary bonus purchase plan.

•

Cumulative stock investment plan: opening a new account, changing an investment amount, changing the security(ies) to be purchased, changing the timing of a transaction, suspending or resuming investments, and selling a security.

4.	For the purpose of this section, the following transactions are exempt from pre-clearance.

•

Purchase transactions effected pursuant to an automatic investment plan (including those transactions effected through NAM’s employee stock ownership plan and cumulative stock investment plan) provided that the Access Person is unable to flexibly change the investment amount and the transaction timing.

•	Transfer of securities from an automatic investment plan to a personal securities account.

5.	Pre-clearance Procedures

When an Investment Personnel submits his of her pre-clearance request to execute a Personal Securities Transaction, the Legal & Compliance Department shall:

1)	Confirm with the Trading Department that the security is not currently being traded for NAM-USA clients.

2)	Confirm with the Portfolio Management Department that it does not intend to trade in the security for NAM-USA clients over the next 7 calendar days.

3)	Review NAM-USA client transaction records to ensure the security was not traded for NAM-USA clients over the past 7 calendar days.

Section 5: Reporting Requirements

1.	Quarterly transactions report

1)	Not later than 30 calendar days after the end of each calendar quarter, each Access Person must submit a quarterly transactions report to the Legal & Compliance Department with respect to all transactions in securities (excluding transactions for the Money Management Fund and Money Reserve Fund) effected during the quarter.

i.	A report must be filed every quarter whether or not there were any reportable transactions.

ii.	With respect to transactions, the report must contain the information listed below:

1	The date of the transaction, the title, and as applicable, the ticker symbol, SEDOL number or other identification number, the interest rate and maturity date, and the principal amount of each security involved.

2	The nature of the transaction (i.e., purchase, sale, etc.).

3	The price at which the transaction was effected.

4	The name of the broker, dealer or bank through whom the transaction was effected.

5	With respect to any securities account established by the Access Person during the quarter for the benefit of the Access Person, the name of the broker, dealer or bank with whom the account was established and the date the account was established.

6	The date the Access Person submits the report to the Legal & Compliance Department.

2)	With respect to NAM’s automatic investment plans, the following actions shall be reported.

•

NAM’s payroll deduction type investment plan: opening a new account, changing the fund(s) to be purchased, changing the investment amount, suspending or resuming investments, and the sale or redemption of funds.

•	NAM’s director stock ownership plan: opening a new account, suspending or resuming investments, and changing the investment amount.

•	NAM’s employee stock ownership plan: opening a new account, changing the investment amount, suspending or resuming investments and actions related to the firm’s temporary bonus purchase.

•

NAM’s cumulative stock investment plan: opening a new account, changing the investment amount, changing the security(ies) to be purchased, changing the timing of a transaction, suspending or resuming investments, and selling securities.

•	NAM’s cumulative fund investment plan: opening a new account, changing the fund(s) to be purchased, suspending or resuming investments, and selling funds.

•	NAM’s tax exempt annuity plan: opening a new account and changing the funds to be purchased.

3)	The following transactions are not required to be reported:

•

Purchase transactions effected pursuant to an automatic investment plan, such as, payroll deduction type investment plan, NAM’s director/employee stock ownership plan, cumulative stock investment plan, cumulative fund investment plan, and tax exempt annuity plan, provided that one is unable to flexibly change the investment amount and transaction timing.

•	Transfer of securities from an automatic investment plan to a personal securities account.

4)	Excludes purchases or sales of securities effected in any account over which an Access Person has no direct or indirect influence or control.

5)	Includes transactions for accounts of immediate family members that live in the Access Person’s household.

2.	Annual/Initial holdings reports

1)

Within 10 calendar days of obtaining Access Person status, all Access Person must disclose to the Legal & Compliance Department all personal securities holdings (excluding shares in the Money Management Fund and the Money Reserve Fund) in which they have beneficial ownership. (Initial holdings report) All Access Persons must submit to the Legal & Compliance Department an annual holdings report prior to February 15th of each year listing all personal securities holdings (excluding shares in the Money Management Fund and the Money Reserve Fund) as of December 31st of the preceding year.

These holdings reports must contain the information listed below.

1	The title and type of security, ticker symbol, SEDOL number or other identification number.

2	For equity securities, the number of shares held.

3	For fixed income securities, the security’s principal amount or face value.

4	The name of each broker, dealer of bank with which the Access Person maintains an account.

5	The date the Access Person submits the report to the Legal & Compliance Department.

2)	Securities held through automatic investment plans, such as NAM’s payroll deduction type investment plan, director/employee stock ownership plan, cumulative stock investment plan, cumulative fund investment plan, tax exempt annuity plan, shall be reported.

3)	An Access Person is not required to report securities holdings in an account in which he or she has no direct or indirect influence or control.

4)	Securities holdings to be reported include securities held in accounts of immediate family members that live in the Access Person’s household.

Section 6: Monitoring Personal Securities Transactions

The Legal & Compliance Department has implemented the following procedures to monitor Personal Securities Transactions.

1.	The Legal & Compliance Department shall confirm that the security traded in the Access Person’s account was not traded within 7 calendar days after NAM-USA clients traded in the security. The Legal & Compliance Department will investigate all instances where an Access Person traded in a security within 7 calendar days after a NAM-USA client trades in the security. Questionable trades may lead to disciplinary action, if necessary.

2.	The Legal & Compliance Department shall check every quarter that the securities pre-cleared by an Access Person are properly reported on his or her quarterly transaction report. The Legal & Compliance Department shall also conduct a careful examination of each Access Person’s Personal Securities Transactions for the following abusive activities:

1	Was there any potential front running activities conducted by Access Persons, particularly Investment Personnel?

2	Were there any transactions that indicate that a portfolio manager placed his or her personal interests above clients’ interest? For example, did a portfolio manager take a limited investment opportunity for his or her own personal account rather than having eligible NAM-USA clients participate?

3	Were there any inappropriate short-term trades for investment trusts?

3.	The Legal & Compliance Department shall, on an annual basis, review each Access Person’s annual holdings report to ensure consistency with the transactions the Access Person reported during the year on his or her quarterly transaction reports.

Section 7: Violation of Code of Ethics

All Access Persons are required to report apparent violations of this Code to the Chief Compliance Officer.

Section 8: Revision of Code of Ethics

When the “Code of Ethics for Access Persons” is revised, the Legal & Compliance Department needs to distribute the new version to all the Access Persons and to receive the “Acknowledgement and Undertaking” (Please see the attached sheet) from each director and employee.

Section 9: Reporting to the Boards of Directors of the Funds

Any material amendment to this Code shall be subject to the approval by the Boards of Directors of the Funds within six months after adoption of any material change.

In addition, on an annual basis, NAM shall provide each such Board with a written report that:

1	Describes issues that arose during the preceding year under the Code, including any material violations of the Code and any disciplinary action taken with respect to such violations; and

2	Certifies that NAM has adopted procedures reasonably designed to prevent Access Persons from violating this Code.

To Nomura Asset Management Co., Ltd.

ACKNOWLEDGEMENT AND UNDERTAKING

I, as a director/employee of Nomura Asset Management Co., Ltd. (“NAM”), an investment adviser to U.S. registered investment companies (“Funds”) and clients who have contracted with Nomura Asset Management U.S.A. Inc. (“NAM-USA clients”), hereby confirm receipt and undertake to observe NAM’s Code of Ethics for Access Persons and also not to disclose or leak any information, obtained during the course of business, relating to the Funds and NAM-USA clients, to any third parties whether internal or external.

I fully understand that any failure to comply with the above mentioned Code of Ethics or disclosure or leakage of any information to any third parties, may subject me to legal liability and undertake me to compensate any losses caused to NAM due to my failure to comply with the above.

Date:

Name of Department:

Position:

Name: